For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)
Chief Operating Officer
(561) 227-1386

Chatham Lodging Acquires Hotel in Greater Charleston, S.C.

WEST PALM BEACH, Fla., November 15, 2017-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale, extended-stay hotels and premium-branded, select-service hotels, today announced that it has acquired the 96-room Courtyard by Marriott Charleston Summerville, S.C., for $20.2 million, or approximately $210,000 per room.

“This is a high-quality hotel located in Nexton, an emerging mixed-use community that sits in the heart of a rapidly expanding area just outside of Charleston,” said Jeffrey H. Fisher, Chatham’s chief executive officer and president. “This hotel, as well as the adjacent, under-construction, 96-room Residence Inn by Marriott which we also have under contract to acquire upon opening in the 2018 second quarter, is well-located within the Nexton community. Nexton is projected to encompass approximately 10,000 homes, eight million commercial square feet and a medical campus over the next decade.

“Volvo is constructing its first American factory, a state-of-the-art, 2.3-million-square-foot facility on nearly 3,000 acres very close to Nexton that will employ approximately 2,000 people and is projected to manufacture 100,000 cars per year. Our hotels will be the nicest and closest hotels to the new factory. This is a thriving area with a lot of upside,” Fisher highlighted. “Other major companies, such as Daimler and Boeing, have significant facilities in the area and have acquired additional land to expand their operations.”

Opened in October 2014, the Courtyard Charleston Summerville’s quality and design far exceed prototype standards due to the strict building requirements within the Nexton community and will need essentially no additional capital for at least four years.

South Carolina has been one of the fastest growing states in the country over the last five years due to the relocation of major corporations, as well as corporate investment and expansion. The state has one of the highest migration rates in the country for in-bound, college graduates under the age of 40. South Carolina’s 2016 population growth was double the national average. In the greater Charleston area, corporate demand is well-diversified with the area home to companies within the aerospace, automotive, bioscience, marine and distribution industries. Additionally, the area is home to over 250 technology companies employing more than 11,000 employees which has helped to support the region’s new nickname, “Silicon Harbor.”

“Most people think of Charleston as a purely leisure market, and it has been ranked the top tourist town by Conde Nast for the past five years,” commented Dennis Craven, Chatham’s chief operating officer. “However, South Carolina, and more specifically the greater Charleston area, already has experienced significant economic expansion and is going to see much more in the future. This hotel, as well as the acquisition of the under-construction adjacent hotel next year, are expected to realize higher top-line growth in the future tied to corporate demand.”

Chatham funded the purchase through available cash from its recently completed 5,000,000 share offering that raised approximately $109 million dollars. The hotel will be managed by Island Hospitality Management, which is 51 percent owned by Fisher. Chatham estimates it acquired the property at a year one net operating income capitalization rate of approximately eight percent.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 135 hotels totaling 18,437 rooms/suites, comprised of 40 properties it wholly owns with an aggregate of 5,939 rooms/suites in 16 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,498 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including statements regarding future plans, strategies, performance, acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.